EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2017 Fourth Quarter Results

February 2018 Comparable Sales Increased 9.2%

LYNNWOOD, Wash., March 15, 2018 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ:ZUMZ) today reported results for the fourth quarter and year ended February 3, 2018.

Total net sales for the fourth quarter ended February 3, 2018 (14 weeks) increased 16.9% to $308.2 million from $263.6 million in the quarter ended January 28, 2017 (13 weeks). Comparable sales for the 14-week period ended February 3, 2018 increased 7.5% compared to the same fourteen-week period ended February 4, 2017. Net income for the fourth quarter of fiscal 2017 was $19.9 million, or $0.80 per diluted share, compared to net income of $18.2 million, or $0.74 per diluted share in the fourth quarter of the prior fiscal year. Fourth-quarter fiscal 2017 results include $3.8 million in net sales related to the recognition of deferred revenue due to changes in our STASH loyalty program estimated redemption rate and $3.4 million of charges in our provision for income taxes due to a valuation allowance against certain deferred tax assets in Europe, partially offset by a $0.5 million benefit related to U.S. federal tax legislation.  The combined impact of these items reduced net income and earnings per share by $0.5 million and $0.02 respectively.

Total net sales for fiscal 2017 (53 weeks) increased 10.9% to $927.4 million from $836.3 million in fiscal 2016 (52 weeks).  Comparable sales for the fifty-three-week period ended February 3, 2018 increased 5.9% compared to the same fifty-three-week period ended February 4, 2017.  Net income in fiscal 2017 increased to $26.8 million, or $1.08 per diluted share, compared to net income in the prior fiscal year of $25.9 million, or $1.04 per diluted share.  Fiscal 2017 was also impacted by the deferred revenue and tax items referred to above in our fourth quarter results. The combined impact of these items reduced net income and earnings per share by $0.5 million and $0.02 respectively for fiscal 2017.  At February 3, 2018, the Company had cash and current marketable securities of $121.9 million, an increase of 54.7% compared to cash and current marketable securities of $78.8 million at January 28, 2017. The increase in cash and current marketable securities was driven by cash generated through operations partially offset by capital expenditures.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, "We concluded 2017 with strong fourth quarter comparable sales performance which came on top of a successful holiday selling period in the prior year fourth quarter.  The top-line momentum exhibited by our business underscores the benefits of our differentiated merchandising strategies, integrated sales channels, and best in class customer service.  While we are pleased with our recent top-line results, we believe the company is positioned to deliver accelerated earnings growth in 2018 through a combination of positive comparable sales, margin enhancement programs, improved expense leverage, and lower taxes.  I am optimistic about Zumiez future prospects and I’m confident that our approach to expanding market share will lead to increased value for our shareholders over the long-term.”

February 2018 Sales

Total net sales for the four-week period ended March 3, 2018 increased 23.2% to $63.4 million, compared to $51.5 million for the four-week period ended February 25, 2017. The Company's comparable sales increased 9.2% for the four-week period ended March 3, 2018 compared to a comparable sales decrease of 3.1% for the four-week period ended February 25, 2017.

Fiscal 2018 First Quarter Outlook

The Company is introducing guidance for the three months ending May 5, 2018.  Net sales are projected to be in the range of $198 million to $202 million including anticipated comparable sales growth of between 4.0% and 6.0%.  Consolidated operating margins are expected to be between negative 2.6% and negative 1.7% resulting in a net loss per share of approximately $0.18 to $0.13.  The Company currently intends to open approximately 13 new stores in fiscal 2018, including up to 6 stores in the United States, 5 stores in Europe and 2 stores in Australia.

A conference call will be held today to discuss fourth quarter fiscal 2017 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (574) 990-9934 followed by the conference identification code of 7259038.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of March 3, 2018 we operated 698 stores, including 607 in the United States, 50 in Canada, 34 in Europe and 7 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.  These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s quarterly report on Form 10-Q for the quarter ended December 4, 2017 as filed with the Securities and Exchange Commission and available at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
 CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	February 3,	% of	January 28,	% of
	2018	Sales	2017	Sales
	(Unaudited)
Net sales	$308,245	100.0%	$263,635	100.0%
Cost of goods sold	193,583	62.8%	169,613	64.3%
Gross profit	114,662	37.2%	94,022	35.7%
Selling, general and administrative expenses	77,714	25.2%	66,115	25.0%
Operating profit	36,948	12.0%	27,907	10.7%
Interest income, net	211	0.1%	11	0.0%
Other (expense) income, net	(53)	0.0%	195	0.1%
Earnings before income taxes	37,106	12.1%	28,113	10.8%
Provision for income taxes	17,170	5.6%	9,929	3.8%
Net income	$19,936	6.5%	$18,184	7.0%
Basic earnings per share	$0.81		$0.74
Diluted earnings per share	$0.80		$0.74
Weighted average shares used in computation of earnings per share:
Basic	24,729		24,506
Diluted	24,953		24,691

ZUMIEZ INC.
 CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Fiscal Year Ended
	February 3,	% of	January 28,	% of
	2018	Sales	2017	Sales
	(Unaudited)
Net sales	$927,401	100.0%	$836,268	100.0%
Cost of goods sold	617,527	66.6%	561,266	67.1%
Gross profit	309,874	33.4%	275,002	32.9%
Selling, general and administrative expenses	261,114	28.2%	235,259	28.1%
Operating profit	48,760	5.2%	39,743	4.8%
Interest income, net	495	0.0%	32	0.0%
Other (expense) income, net	(852)	0.0%	449	0.0%
Earnings before income taxes	48,403	5.2%	40,224	4.8%
Provision for income taxes	21,601	2.3%	14,320	1.7%
Net income	$26,802	2.9%	$25,904	3.1%
Basic earnings per share	$1.09		$1.05
Diluted earnings per share	$1.08		$1.04
Weighted average shares used in computation of earnings per share:
Basic	24,679		24,727
Diluted	24,878		24,908

ZUMIEZ INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 3, 2018	January 28, 2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$24,041	$20,247
Marketable securities	97,864	58,579
Receivables	17,027	12,538
Inventories	125,826	106,924
Prepaid expenses and other current assets	14,405	13,075
Total current assets	279,163	211,363
Fixed assets, net	128,852	129,651
Goodwill	62,912	56,001
Intangible assets, net	16,696	14,610
Deferred tax assets, net	4,174	7,041
Other long-term assets	7,713	8,017
Total long-term assets	220,347	215,320
Total assets	$499,510	$426,683

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$37,861	$25,529
Accrued payroll and payroll taxes	20,650	14,914
Income taxes payable	5,796	1,866
Deferred rent and tenant allowances	8,073	8,344
Other liabilities	26,867	22,944
Total current liabilities	99,247	73,597
Long-term deferred rent and tenant allowances	39,275	41,066
Other long-term liabilities	5,073	4,969
Total long-term liabilities	44,348	46,035
Total liabilities	143,595	119,632

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—
Common stock, no par value, 50,000 shares authorized; 25,249 shares issued and outstanding at February 3, 2018 and 24,945 shares issued and outstanding at January 28, 2017	146,523	140,984
Accumulated other comprehensive income (loss)	35	(16,488)
Retained earnings	209,357	182,555
Total shareholders’ equity	355,915	307,051
Total liabilities and shareholders’ equity	$499,510	$426,683

ZUMIEZ INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended
	February 3, 2018	January 28, 2017
	(Unaudited)
Cash flows from operating activities:
Net income	$26,802	$25,904
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	27,288	27,916
Deferred taxes	3,282	(2,555)
Stock-based compensation expense	5,032	4,578
Other	2,344	1,564
Changes in operating assets and liabilities:
Receivables	(3,216)	413
Inventories	(14,848)	(7,984)
Prepaid expenses and other current assets	(960)	(1,793)
Trade accounts payable	11,584	3,261
Accrued payroll and payroll taxes	5,359	2,313
Income taxes payable	3,575	(3,713)
Deferred rent and tenant allowances	(2,494)	(2,673)
Other liabilities	1,766	1,227
Net cash provided by operating activities	65,514	48,458
Cash flows from investing activities:
Additions to fixed assets	(24,062)	(20,400)
Acquisitions, net of cash acquired	—	(5,395)
Purchases of marketable securities and other investments	(129,036)	(86,826)
Sales and maturities of marketable securities and other investments	89,128	61,106
Net cash used in investing activities	(63,970)	(51,515)
Cash flows from financing activities:
Proceeds from revolving credit facilities	21,466	23,079
Payments on revolving credit facilities	(20,700)	(22,429)
Repurchase of common stock	—	(21,607)
Proceeds from issuance and exercise of stock-based awards	698	1,014
Payments for tax withholdings on equity awards	(191)	(134)
Net cash provided by (used in) financing activities	1,273	(20,077)
Effect of exchange rate changes on cash and cash equivalents	977	218
Net increase (decrease) in cash and cash equivalents	3,794	(22,916)
Cash and cash equivalents, beginning of period	20,247	43,163
Cash and cash equivalents, end of period	$24,041	$20,247
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$14,851	$20,462
Accrual for purchases of fixed assets	1,300	1,191
Accrual for repurchase of common stock	—	—

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200